IMMEDIATE RELEASE              July 12, 2006
                                 CONTACTS:
                                 Brent Larson,                  Tim Ryan,
                                 Vice President / CFO           The Trout Group
                                 614 793 7500                   212 477 9007
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              NEOPROBE INITIATES LYMPHOSEEK PHASE 2 CLINICAL STUDY

DUBLIN, OHIO - July 12, 2006 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that it has initiated its Phase 2 multi-center clinical study of Lymphoseek(TM), a lymphatic tissue targeting agent being developed by the Company. Neoprobe was granted authorization by FDA earlier this year to commence patient enrollment in a Phase 2 multi-center clinical study to evaluate the safety and efficacy of Lymphoseek. Lymphoseek is intended to be used in biopsy procedures for the detection of lymph nodes in breast and melanoma cancers.

David C. Bupp, Neoprobe's President and CEO said, "We are pleased that screening and enrollment for patients has commenced. The multi-center study is designed to confirm the findings of the clinical and preclinical results that have been completed that demonstrate the benefits of Lymphoseek. We believe the safety and efficacy properties of Lymphoseek will be confirmed by the completion of this Phase 2 trial, as well as a subsequent pivotal trial."

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek(TM) and RIGScan(R) CR. Neoprobe's subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.